Exhibit 10.4
[WESTERN IOWA ENERGY LETTERHEAD]
July 19, 2006
Renewable Energy Group
P.O. Box 68
Ralston, Iowa 51459
Re: Agreement to issue 1,000 units
Dear Mr. Ramsbottom:
I am writing to request Renewable Energy Group’s (“REG”) acknowledgement on several matters relating to the issuance of Western Iowa Energy membership units to REG. In March 2005 Western Iowa Energy and REG verbally agreed that Western Iowa Energy would issue 1,000 membership units to REG as partial payment for services rendered upon completion of the Western Iowa Energy biodiesel facility. The parties orally modified this arrangement by agreeing that Western Iowa Energy would issue 500 of the 1,000 membership units to REG by July 19, 2006 in partial satisfaction of the parties’ agreement. The remaining 500 units remain due upon completion of the biodiesel facility.
By this letter, Western Iowa Energy requests REG’s acknowledgement of the agreement between the parties as set forth above including the agreement to issue 500 units to REG by July 19, 2006 in partial satisfaction of the 1,000 total units to be issued. In addition, Western Iowa Energy requests acknowledgement that the issuance of units to REG prior to completion of the biodiesel facility is not an admission of completeness of the biodiesel facility for purposes of retainage or other related purposes.
Please be aware that the units issued to REG will not be registered with any federal or state securities commission. Consequently, the transfer of units to REG must fall within an exemption from both federal and state securities laws. To ensure the availability of an exemption please acknowledge that:
•	REG is an accredited investor as defined in Regulation D under the Securities Act of 1933; and

•	REG’s principal place of business is in the State of Iowa.
We also request that REG acknowledge that it shall be subject to and comply with all terms and conditions of the Western Iowa Energy Amended and Restated Operating Agreement in all respects and that it shall be bound by all of the provisions of said Operating Agreement.
Finally, we have been informed that REG intends to transfer its units to West Central Cooperative. Please be aware that the securities are likely “restricted securities” as defined by Rule 144 of the Securities Act of 1933 and consequently, there may be substantial restrictions on the transfer of the units. At a minimum, the units will likely be subject to a nine month holding period pursuant to the safe harbor of Rule 147. To effectuate a transfer of its units REG will be required to comply with the transfer provisions of the Western Iowa Energy Amended and Restated Operating Agreement. This will require REG to complete a unit transfer application and may require an opinion of counsel that the transfer complies with all applicable state and federal securities laws.

Sincerely,
/s/ John Geake
John Geake, President

Acknowledged and agreed to this 1 day of August, 2006.

RENEWABLE ENERGY GROUP

By:	Jeffrey Stroburg
Its:	Chairman and CEO

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